Exhibit 5.14

CONSENT OF EXPERT

Reference is made to the material change reports of 23 February 2011, 18 March 2011, 30 May 2011, 8 June 2011, 7 July 2011, 27 July 2011, 11 August 2011, 22 August 2011, 12 September 2011, 29 September 2011, 27 October 2011, 10 November 2011 and 24 February 2012 and the section entitled “Technical and Scientific Disclosure” of the short form base shelf prospectus dated February 24, 2012 (the “Reports”).

In connection with the filing of Pretium Resources Inc.’s short form base shelf prospectus dated February 24, 2012, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10 dated February 24, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Kenneth C. McNaughton, P. Eng., consent to the use of my name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the preparation of the Reports.

Yours truly,

/s/ Kenneth C. McNaughton, M.A. Sc., P. Eng.

Kenneth C. McNaughton, M.A. Sc., P. Eng.